Exhibit 99.01

Contacts:

Tonix Pharmaceuticals Holding Corp. Benjamin Selzer, Chief Operating Officer (212) 980-9155 x106	LHA Anne Marie Fields (212) 838-3777 afields@lhai.com or Bruce Voss (310) 691-7100 bvoss@lhai.com @LHA-IR-PR

TONIX PHARMACEUTICALS APPOINTS DR. SAMUEL SAKS TO ITS BOARD OF DIRECTORS

NEW YORK (May 10, 2012) – Tonix Pharmaceuticals Holding Corp. (OTCBB: TNXP) (“TONIX” or the “Company”), a specialty pharmaceutical company developing therapies for challenging disorders of the central nervous system (“CNS”), including fibromyalgia syndrome (“FM”) and post-traumatic stress disorder (“PTSD”), today announced the appointment of Samuel R. Saks, M.D. (age 57) to the Company’s Board of Directors. Dr. Saks has more than 25 years of experience developing pharmaceutical products for CNS conditions, including Xyrem® and Concerta®. With this appointment the TONIX Board has eight Directors.

Dr. Saks is the former CEO of Jazz Pharmaceuticals, Inc. (NASDAQ: JAZZ) (“Jazz”), which he co-founded in 2003. At Jazz Dr. Saks was responsible for the commercialization of Xyrem (sodium oxybate) for cataplexy and excessive daytime sleepiness associated with narcolepsy. Dr. Saks also designed and led the effort to develop sodium oxybate as a treatment for FM. Although the program to develop sodium oxybate as a treatment for narcolepsy was abandoned in 2011, robust efficacy in treating pain and other key symptoms was demonstrated. Sodium oxybate has also been shown to significantly improve disordered sleep, a mechanism targeted by TONIX’s lead program for FM.

From 2001 until he joined Jazz, Dr. Saks was company group chairman of ALZA Corporation (“ALZA”) and a member of the Johnson & Johnson Pharmaceutical Operating Committee. Prior to its acquisition by Johnson & Johnson’s (NYSE: JNJ) in 2001, from 1992 until 2001 Dr. Saks held executive positions at ALZA including Group Vice President, where he was responsible for clinical, regulatory and commercial activities. At ALZA Dr. Saks played an important role in developing Concerta, a new formulation of methylphenidate for attention deficit hyperactivity disorder.

Prior to joining ALZA Dr. Saks held clinical research and development management positions with Schering-Plough, Xoma and Genentech. Dr. Saks formerly served as a scientific advisor to ArQule Pharmaceuticals, CMEA Ventures and ProQuest Investments. Dr. Saks served as a Director of Cougar Biotechnology, which was acquired by Johnson & Johnson in 2009, and as a Director of Trubion Pharmaceuticals, which was acquired by Emergent BioSolutions (NYSE: EBS) in 2010. From April 2011 until February 2012, Dr. Saks served as interim Chief Medical Officer of Threshold Pharmaceuticals (NASDAQ: THLD).

Dr. Saks received his Bachelor of Science degree in biology and his Doctor of Medicine degree from the University of Illinois. From 1987 to 2000 he was Assistant Clinical Professor of Medicine in the oncology division of the Department of Medicine at the University of California, San Francisco.

Seth Lederman, M.D., Chairman and President of TONIX said, “Sam brings to TONIX a phenomenal track record of successfully developing important prescription medications. His experience in developing novel therapeutic products for CNS conditions, including fibromyalgia, will be of tremendous value to our senior management team and to our Board of Directors. We look forward to benefitting from his guidance as we advance our lead product candidates and create shareholder value.”

Ernest Mario, Ph.D., a member of the TONIX Board of Directors, added, “We are delighted to welcome Sam to our Board. Sam and I have worked together for more than 20 years. Sam has an outstanding commitment to helping patients by developing medicines to address unmet needs. Sam’s insights into CNS drug development make him ideally suited to bring strategic value to TONIX as we move forward with the clinical development of our CNS product pipeline.”

About TONIX

TONIX is developing innovative prescription medications for challenging disorders of the central nervous system. The Company targets conditions characterized by significant unmet medical need, inadequate existing treatment options, and high dissatisfaction among both patients and physicians. TONIX’S core technology improves the quality of sleep in patients with chronic pain syndromes. TONIX’S lead products are designed to be fundamental advances in sleep hygiene and pain management and to be safer and more effective than currently available treatments. TONIX’S products are the result of a program to harvest advances in science and medicine to search for potential therapeutic solutions among known pharmaceutical agents. TONIX is developing new formulations that have been optimized for new therapeutic uses. Its most advanced product candidates, TNX-102 for FM and TNX-105 for PTSD, are novel dosage formulation of cyclobenzaprine, the active ingredient in two U.S. FDA-approved muscle relaxants. To learn more about the Company and its pipeline of treatments for CNS conditions, please visit www.tonixpharma.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on TONIX’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. TONIX does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K filed with the SEC on March 30, 2012 and future periodic reports filed with the Securities and Exchange Commission. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date hereof.

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